Exhibit 99.1

SLS International Home Theater Surround System To Be Sold By Fortune 50 Retailer

- Quincy Jones Co-developer of Innovative Sound System

SPRINGFIELD, Mo., March 31 /PRNewswire-FirstCall/ -- SLS International, Inc. (OTC Bulletin Board: SITI - News), the leading developer of sound systems for the commercial, home entertainment, professional and music markets, today announced that it has been selected as an approved vendor by a Fortune 50 Retailer.

Shoppers will now be able to purchase select types of SLS' consumer products, including its latest product -- the Q-Line Silver home theater and surround sound music system that is scheduled to be available in selected stores of this Retailer on September 1, 2005. The Q-Line Silver system incorporates SLS' patent-pending ultra-high fidelity Ribbon Driver loudspeaker technology and was developed in conjunction with Quincy Jones, music legend and a long-time professional user of SLS products.

"When I was 13 years old, I made two promises to myself. One, only to get involved with the things that I truly love, and two to empty out my creative cup so that the cup would always come back to me twice as full. Fifty years later, I feel so proud to co-develop and stand up with the Q-Line Silver home theater surround sound system with SLS," said Quincy Jones a 27-time Grammy award winner. "It is truly a revolutionary technology that delivers music & sound like a sonic carpet to the soul and can turn family rooms into state-of- the-art theaters. Check it out, you will get twice an earful."

Mr. Jones' name and picture are a prominent part of the display for these products and it is the first retail product that he has ever endorsed.

"This relationship reinforces that our technology can be used to produce our Superior Listening Systems at any price level," said John Gott, CEO of SLS International. "The Q-Line Silver system produces sound quality and includes features that will rival any system available for several times its price. I truly believe that it will be the system that sets new standards in our industry."

About SLS

Based in Springfield, Mo., SLS International, Inc., is a 30-year-old manufacturer and developer of new patent-pending ultra-high fidelity Ribbon Driver loudspeakers, Patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20 to 30 percent less the distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high profile venues such as NBC/MSNBC's 2002 Olympics studios in Salt Lake City -- NBC is a wholly owned subsidiary of General Electric; MSNBC is jointly owned by GE and Microsoft Corporation -- the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in The AVID Technology booth. For more information, visit http://www.slsloudspeakers.com.

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.